Exhibit 21.1

EPSIUM ENTERPRISE LIMITED

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Epsium Enterprise Limited	Hong Kong, SAR
Companhia de Comercio Luz Limitada	Macau, SAR